UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2015

LIGHTBRIDGE CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	001-34487	91-1975651
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1600 Tysons Boulevard, Suite 550
McLean, VA 22102
(Address of principal executive offices, including zip code)

(571)730-1200
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.01.	Notice of Failure to Satisfy a Continued Listing Rule or Standard

     On January 30, 2015, Lightbridge Corporation (the “Company”) received a letter from the Listing Qualifications staff of the NASDAQ Stock Market LLC (“NASDAQ”), notifying the Company that, for the previous 30 consecutive business days, it has failed to comply with NASDAQ Listing Rule 5550(b)(2), which requires the Company to maintain a minimum Market Value of Listed Securities of $35 million for continued listing on the NASDAQ Capital Market. The letter also noted that the Company did not meet the alternative requirements under Listing Rules 5550(b)(1) or 5550(b)(3).

     In accordance with Listing Rule 5810(c)(3)(C), NASDAQ has granted the Company a period of 180 calendar days, or until July 29, 2015, to regain compliance with Listing Rule 5550(b)(2). The Company may regain compliance with the Listing Rule at any time during this compliance period if its Market Value of Listed Securities closes at $35 million or more for a minimum of ten consecutive business days.

     The letter has no effect on the listing or trading of the Company’s common stock at this time. However, there can be no assurance that the Company will be able to regain compliance with Listing Rule 5550(b)(2) or the other compliance alternatives under Listing Rule 5550(b). In the event the Company does not regain compliance with Listing Rule 5550(b)(2) prior to the expiration of the compliance period, it will receive written notification that its securities are subject to delisting, at which time the Company may appeal the delisting determination to a Hearings Panel.

     The Company intends to actively monitor its Market Value of Listed Securities between now and July 29, 2015, and will consider available options to resolve the deficiency and regain compliance with Listing Rule 5550(b)(2).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTBRIDGE CORPORATION
Date: January 30, 2015	By:	/s/ Seth Grae
SETH GRAE
Chief Executive Officer